                                                                    Exhibit 99.1


       Allied Healthcare International Inc.'s Common Stock Begins Trading
                        Today on the NASDAQ Stock Market


    NEW YORK--(BUSINESS WIRE)--Feb. 23, 2004--Allied Healthcare International Inc. (NASDAQ: AHCI), a leading international provider of flexible healthcare staffing services, announced that the company's common stock will begin trading on The NASDAQ Stock Market today, Monday, February 23, 2004, under the symbol "AHCI".

"We believe this is the right stock market for our company and its investors. Allied Healthcare International has grown dramatically in the past two years, redefining its business focus in flexible healthcare staffing, and now possesses a broad international investment appeal. We also believe The NASDAQ Stock Market will help ensure that the company is reaching and communicating with global investors - both existing and potential," said Sarah L. Eames, chief executive officer, president and chief operating officer.

Bruce Aust, executive vice president, The NASDAQ Stock Market, added: "We welcome Allied Healthcare International to The NASDAQ Stock Market. NASDAQ is home to a variety of growth companies within the healthcare sector. As a result, we are pleased Allied Healthcare chose to join our market and look forward to helping them enhance visibility among investors worldwide."

NASDAQ(R) is the world's largest electronic stock market. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. NASDAQ is the primary market for trading NASDAQ listed stocks. Approximately 54% of NASDAQ-listed shares traded are reported to NASDAQ systems. For more information about NASDAQ, visit the NASDAQ Web site at www.NASDAQ.com or the NASDAQ Newsroom(SM) at www.NASDAQnews.com.

New York-based Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, including those contained in the company's filings with the Securities and Exchange Commission, which may cause actual results in future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.

CONTACT: Allied Healthcare International Inc.
             Investor Contact:
             Charles Murphy, 212-750-0064
             charlesmurphy@alliedhealthcare.com
                 or
             Media Contact:
             Susan J. Lewis, 303-804-0494,
             susanlewis@alliedhealthcare.com